EXHIBIT 5

          [FRIED, FRANK, HARRIS, SHRIVER & JACOBSON
                    NEW YORK LETTERHEAD]


February 25, 1997                               212-859-8280
                                        (FAX:  212-859-8586)

Countrywide Credit Industries, Inc.
155 North Lake Avenue
Pasadena, California  91101

Ladies and Gentlemen:

          We are acting as special counsel to Countrywide Credit Industries, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-3 (File No. 33-20503) of the Company under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the contemplated sale from time to time by the Employee Stock Ownership Trust of Leshner Financial, Inc. (the "ESOP") of 213,439 shares (the "Shares") of the Company's Common Stock, par value $.05 per share (the "Common Stock") to be issued to the ESOP pursuant to an Agreement for Exchange of Stock, dated as of December 10, 1996, by and among Robert H. Leshner, Carol Leshner, Leigh Leshner, Michelle Leshner, James A. Markley, as settlor of the Noretta H. Markley Trust, Robert H. Leshner, not individually but solely in his capacity as trustee of the Employee Stock Ownership Trust of Leshner Financial, Inc. and Countrywide Credit Industries, Inc. (the "Exchange Agreement"). Capitalized terms used herein have the meanings set forth in the Registration Statement, unless otherwise defined herein.

          We have examined the originals, or certified, conformed or reproduction copies, of all such records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinions hereinafter expressed. In all such examinations, we have assumed the genuineness of all signatures, the authenticity of all original or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. We also have assumed, with respect to all parties to agreements or instruments relevant hereto, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to various questions of fact relevant to such opinions, we have relied upon, and have assumed the accuracy of, certificates and oral or written statements and other information of or from public officials, officers or representatives of the Company and others.

          Based upon the foregoing and subject to the limitations set forth herein, we are of the opinion that the Shares have been duly authorized and, when issued in accordance with the terms of the Exchange Agreement, will be validly issued, fully paid and non-assessable.

          This opinion is limited to the General Corporation
Law of the State of Delaware.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement. In giving these consents, we do not hereby admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act.

                      Very truly yours,

                    FRIED, FRANK, HARRIS, SHRIVER & JACOBSON


                    By:       /s/ Kenneth R. Blackman
                       -------------------------------------
                                  Kenneth R. Blackman